Exhibit 99.1

News Release

Babcock & Wilcox Commences Cash Tender Offer For Two Series of Notes

(AKRON, Ohio – June 5, 2025) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced today offers to purchase for cash (the “Cash Offers”) up to a maximum $70 million aggregate amount (the “Offer Cap”) of Tender Consideration (as defined below) of the Company’s 8.125% Senior Notes due 2026 (the “February 2026 Notes”) and 6.50% Senior Notes due 2026 (the “December 2026 Notes” and, together with the February 2026 Notes, the “Notes”), on the terms and conditions set forth in the Offer to Purchase, dated June 5, 2025 (the “Offer to Purchase”), and as described in the table below. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

Title of Series of Notes to be Purchased	CUSIP No.	Outstanding Principal Amount (in millions)	Tender Consideration
8.125% Senior Notes due 2026	05614L 308	$109.02	$20.00
6.500% Senior Notes due 2026	05614L 506	$103.63	$16.25

The Notes are listed and admitted for trading on the New York Stock Exchange under the trading symbol “BWSN,” with respect to the February 2026 Notes, and “BWNB,” with respect to the December 2026 Notes.

The Cash Offers are scheduled to expire at 5:00 p.m., New York City time, on July 11, 2025, unless extended or earlier terminated by the Company. Holders of Notes described in the table above may withdraw their validly tendered Notes at any time at or prior to 5:00 p.m., New York City time, on July 11, 2025, unless extended by the Company. In order to receive the Tender Consideration, Holders of Notes must tender and not withdraw their Notes at or prior to the Expiration Date.

The Settlement Date will be the first business day after the Expiration Date and is expected to be July 14, 2025.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, including the Offer Cap and the Diamond Power Closing Condition (as defined below), Holders whose Notes are accepted for purchase in the Cash Offers will receive the Tender Consideration described in the above table (the “Tender Consideration”) for each $25 principal amount of such Notes in cash on the Settlement Date. Our obligation to complete the Cash Offers is conditioned on the consummation, prior to or concurrently with the Expiration Date, of (i) the sale, to certain legal entities affiliated with Andritz AG, of the equity interests of Diamond Power International, LLC (“Diamond Power”) and related legal entities, together with assets related to the Diamond Power business and (ii) the receipt of net proceeds from such sale in an amount sufficient to fund the Cash Offers, assuming the maximum Tender Consideration of $70 million (the “Diamond Power Closing Condition”).

In addition to the Tender Consideration, Holders whose Notes are accepted for purchase will receive a cash payment equal to the Accrued Coupon Payment, representing accrued and unpaid interest on such Notes from and including the immediately preceding interest payment date for such Notes to, but excluding, the Settlement Date. Interest will cease to accrue on the Settlement Date for all Notes accepted in the Cash Offers.

The Company’s obligation to accept for payment and to pay for Notes of any series validly tendered in the Cash Offers is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase, including that the aggregate Tender Consideration for Notes purchased in the Cash Offers not exceeding $70 million, and that the Diamond Power Closing Condition shall have been satisfied. Subject to applicable law, the Company reserves the right to (i) extend any or all of the Cash Offers; (ii) waive any and all conditions to or amend any or all of the Cash Offers in any respect; or (iii) terminate any or all of the Cash Offers.

Holders of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction to participate in, a Cash Offer, before the deadlines specified herein. The deadlines set by any such intermediary and The Depository Trust Company for the submission of tender instructions will be earlier than the relevant deadlines specified herein.

In connection with the Cash Offers, the Company has retained B. Riley Securities, Inc. as the Dealer Manager. Questions regarding the Cash Offers should be directed to B. Riley Securities, Inc. by email at corporateactions@brileysecurities.com or by calling toll-free at (833) 528-1067. Requests for copies of the Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Tender Agent and Information Agent for the tender offer, at (800) 769-4414 (toll-free) or 212-269-5550 (collect).

This press release is not an offer to sell or a solicitation of an offer to buy any of the securities described herein. The Cash Offers described herein are being made solely by the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law.

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the Cash Offers, satisfaction of the Diamond Power Closing Condition and the anticipated settlement of the Cash Offers. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

For more information, contact:

investors@babcock.com

+1-704-625-4944

For holders of Notes, contact:

D.F. King & Co., Inc.

Phone: (800) 769-4414 (toll free)

212-269-5550 (collect)